Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

DEL MONTE CORPORATION

Del Monte Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

1. That by unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Board hereby declares it advisable and in the best interests of the Corporation that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

“FIRST: The name of the corporation is “Big Heart Pet Brands”.”

2. That thereafter, pursuant to resolution of its Board of Directors, a unanimous written consent of the stockholders of the Corporation was passed in accordance with Section 228 of the General Corporation Law of the State of Delaware, in which consent the necessary number of shares as required by statute approved the amendment.

3. This Certificate of Amendment, which amends the Certificate of Incorporation, was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall be effective as of the date of its filing with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned, as a duly authorized officer of the Corporation, has executed this Certificate of Amendment on February 18, 2014.

By:	/s/ Timothy S.Ernst
Name:	Timothy S. Ernst
Title:	Secretary

[Signature Page of Certificate of Amendment of Del Monte Corporation]